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                                                                    EXHIBIT 99.1

Company Press Release

QLogic Corporation Acquires AdaptiveRAID Technology for New I/O Interfaces COSTA MESA, Calif.--(BUSINESS WIRE)--Jan. 10, 2000--QLogic Corporation (Nasdaq: QLGC - news), the market share leader in Fibre Channel host bus adapters, and an innovator in SCSI connectivity solutions, today announced that it has acquired certain intellectual property from Borg Adaptive Technologies, Inc., a wholly-owned subsidiary of nStor Corporation. The technology, known as AdaptiveRAID(R), was purchased for $7.5 million in cash. As part of the transaction, QLogic will assume a facility lease in Boulder, Colorado where it plans to open a design center.

"By adding the AdaptiveRAID(R) technology and the associated engineers to QLogic's resource pool, the Company is preparing for the development of new I/O interfaces, such as InfiniBand(SM)," according to H.K. Desai, the Company's Chairman, President and CEO. "We expect deployment of InfiniBand(SM)-based technologies to occur in the next several years. These new interfaces will require enhanced software and hardware I/O capabilities," added Mr. Desai.

Mr. Desai also noted QLogic is highly enthusiastic about establishing a design center in Boulder, as this will give the Company access to local software, firmware and ASIC engineering resources. The new Boulder location should complement QLogic's current engineering activities in Orange County and Austin, according to Mr. Desai.

The Company will account for this transaction in its fourth fiscal quarter ending April 2, 2000. The Company will evaluate the allocation of the purchase price to the assets acquired. Such assets include in-process technology that will be written off in the fiscal quarter ending April 2, 2000, and goodwill associated with AdaptiveRAID(R) technology which will be amortized over its useful life. The impact of the in-process technology write-off is expected to be material to the Company's fiscal fourth quarter earnings. Excluding the in-process technology write-off, the impact of the purchase to earnings in fiscal 2000 is expected to be immaterial.

About QLogic

QLogic Corporation is a leading designer and supplier of semiconductor and board-level I/O and enclosure management products. The Company's products provide high-performance interface connections for computer systems and their attached data storage peripherals, such as hard disk drives, tape drives and RAID subsystems. In addition, QLogic provides enclosure management products that monitor and communicate management information related to components that are critical to computer system and storage subsystem reliability and availability. QLogic's highly integrated, fully featured solutions are targeted at the computer system, storage device and storage subsystem marketplaces. QLogic Customers include: AMI, Compaq, Dell, Fujitsu, Hitachi, IBM, Intel, Mylex, Quantum, Raidtec, Siemens, Sun and Unisys. The company is utilizing its expertise to develop products for emerging standards such as Fibre Channel and Ultra3, as well as, SAF-TE, SES, and IPMI enclosure management solutions. For more information about QLogic and its product lines, contact QLogic Corp., 3545 Harbor Blvd., Costa Mesa, CA 92626; telephone: 800/662-4471 (sales); 714/438-2200 (corporate); fax: 714/668-5008; home page http://www.qlc.com.


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Disclaimer -- Forward Looking Statements

With the exception of historical information, the statements set forth above include forward-looking statements that involve risks and uncertainties. The Company wishes to advise readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include uncertainties concerning the identification and integration of appropriate technology acquisitions and new technical personnel; new and changing technologies and uncertain customer acceptance of those technologies; a change in semiconductor foundry capacity or conditions; fluctuations in the growth of I/O markets; fluctuations or cancellations in orders from OEM customers; the Company's ability to compete effectively with other companies; cancellation of OEM products associated with design wins; and reductions in the need for space and increased costs of operations due to facility relocation. Carrying additional expansion space may increase costs and adversely impact future earnings.

These and other factors which could cause actual results to differ materially are also discussed in the company's filings with the Securities and Exchange Commission, including its recent filings on Form S-3, Form 10-K, and Form 10-Q. Trademarks and registered trademarks are the property of the companies with which they are associated.


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Contact:

     QLogic Corporation, Costa Mesa
     Thomas R. Anderson, 714/668-5092
     Fax: 714/668-5090
        or
     Michael R. Manning, 714/668-5344
     Fax: 714/668-5090


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